EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT C:
  Attachment to item 77D:
  Policies with respect to security investment

EXHIBIT D:
  Attachment to item 77Q1:
  Sub-advisory agreement
------------------------------------------------------------------

EXHIBIT A:
                  INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders of Undiscovered Managers Funds:

In planning and performing our audits of the financial statements of Undiscovered Managers Funds (the "Trust"), including Undiscovered Managers Behavioral Growth Fund, Undiscovered Managers Behavioral Value Fund, Undiscovered Managers REIT Fund, Undiscovered Managers Special Small Cap Fund, Undiscovered Managers Small Cap Value Fund, Undiscovered Managers Mid Cap Value Fund (formerly, Undiscovered Managers Hidden Value Fund), UM Merger & Acquisition Fund, UM Small Cap Growth Fund, UM International Small Cap Equity Fund and UM International Equity Fund, (the "Funds") for the year ended August 31, 2002 (on which we have issued our report dated October 18, 2002), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and their operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2002.

This report is intended solely for the information and use of management, the Board of Trustees and shareholders of Undiscovered Managers Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP
New York, New York
October 18, 200




EXHIBIT B:
Item 77 C: Submission of matters to a vote of security holders

I. A special meeting of shareholders of the Undiscovered Managers REIT Fund was held on March 29, 2002 to consider the approval of a new sub-advisory agreement. The sub-advisory agreement was approved by the shareholders of the Undiscovered Managers REIT Fund and voting was as follows:

              UNDISCOVERED MANAGERS REIT FUND

PROPOSAL: To approve a Sub-Advisory Agreement relating to Undiscovered Managers REIT Fund by and between Undiscovered Managers, LLC and Bay Isle Financial LLC in the form submitted to the shareholders of the Fund in Appendix A to the Proxy Statement dated February 28, 2002, as proposed and described in such Proxy
Statement:

VOTES FOR         %
5,668,560.223    80.532

AGAINST           %
7,317.658        0.104%

ABSTAIN           %
45,892.046       0.652%




EXHIBIT C:
Item 77 D:  Policies with Respect to Security Investment

At a meeting of the Board of Trustees held on April 25, 2002, the following non-fundamental investment policies were adopted in order to comply with Rule 35d-1 (or the "Fund Name Rule") under the Investment Company Act of 1940, as amended:

UNDISCOVERED MANAGERS SMALL CAP VALUE FUND:

Under normal circumstances, the Fund will invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in common stocks of companies with total market capitalizations of $3.5 billion or less at the time of purchase.

UM SMALL CAP GROWTH FUND:

Under normal circumstances, the Fund will invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in common stocks of companies with total market capitalizations at the time of purchase of $2.5 billion or less.

UNDISCOVERED MANAGERS SPECIAL SMALL CAP FUND:

Under normal circumstances, the Fund will invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in stocks of companies with total market capitalizations of between $50 million and $1.2 billion at the time of purchase.


UNDISCOVERED MANAGERS REIT FUND:

Under normal circumstances, the Fund will invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in equity securities of real estate investment trusts ("REITs"), including REITs with relatively small market capitalization.

UM INTERNATIONAL SMALL CAP EQUITY FUND:

Under normal circumstances, the Fund will invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in equity securities of issuers with total market capitalizations, at the time of purchase, of $2.5 billion or less.

UNDISCOVERED MANAGERS MID CAP VALUE FUND:

Under normal circumstances, the Fund will invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in common stocks with market capitalization of between 1.2 billion and $12.5 billion a the time of purchase.

UM MERGER & ACQUISITION FUND:

Under normal circumstances, the Fund will invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in common stocks of companies that, at the time of purchase, have either recently made purchase or merger offers, recently received purchase or merger offers from other publicly traded companies or have publicly announced that the are pursuing "strategic alternatives."




EXHIBIT D:
Item 77 Q1:  Exhibits

                        UNDISCOVERED MANAGERS FUNDS

                           SUB-ADVISORY AGREEMENT
                      (Undiscovered Managers REIT Fund)

This Sub-Advisory Agreement (this "Agreement") is entered into as of April 5, 2002 by and between Undiscovered Managers, LLC, a Delaware limited liability company (the "Manager"), and Bay Isle Financial LLC, a Delaware limited liability company (the
"Sub-Adviser").

WHEREAS, the Manager has entered into a Management Agreement dated August 1, 2001 (the "Management Agreement") with
Undiscovered Managers Funds (the "Trust"), pursuant to which the
Manager provides portfolio management and administrative services to the REIT Fund of the Trust (the "Series");

WHEREAS, the Management Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Management Agreement to one or more sub-advisers; and

WHEREAS, the Manager desires to retain the Sub-Adviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Sub-
Adviser agree as follows:

1.	Sub-Advisory Services.
a.	The Sub-Adviser shall, subject to the supervision of the
Manager and in cooperation with any administrator appointed by the Manager (the "Administrator"), manage the investment and reinvestment of the assets of the Series. The Sub-Adviser shall manage the Series in conformity with (1) the investment objective, policies and restrictions of the Series set forth in the Trust's prospectus and statement of additional information relating to the Series, (2) any additional policies or guidelines established by the Manager or by the Trust's trustees that have been furnished in writing to the Sub-Adviser and (3) the provisions of the Internal Revenue Code (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code), all as from time to time in effect (collectively, the "Policies"), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Series, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Series may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1.a, however, the Sub-Adviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Series as the Manager shall determine are necessary in order for the Series to comply with the Policies.

b.	The Sub-Adviser shall furnish the Manager and the
Administrator monthly, quarterly and annual reports concerning portfolio transactions and performance of the Series in such form as may be mutually agreed upon, and agrees to review the Series and discuss the management of the Series with representatives or agents of the Manager, the Administrator or the Trust at their reasonable request. The Sub-Adviser shall permit all books and records with respect to the Series to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Sub-Adviser shall also provide the Manager, the Administrator or the Trust with such other information and reports as may reasonably be requested by the Manager, the Administrator or the Trust from time to time, including without limitation all material as reasonably may be requested by the trustees of the Trust pursuant to Section 15(c) of the 1940 Act.

c.	The Sub-Adviser shall provide to the Manager a copy of
the Sub-Adviser's Form ADV as filed with the Securities and Exchange Commission and as amended from time to time and a list of the persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Series.

d.	The Sub-Adviser shall be bound by the Code of Ethics of
Undiscovered Managers Funds as such Code of Ethics is amended or superseded from time to time.

2.	Obligations of the Manager.
a.	The Manager shall provide (or cause the Trust's
custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the Series, cash requirements and cash available for investment in the Series, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

b.	The Manager has furnished the Sub-Adviser a copy of the
prospectus and statement of additional information of the Series and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Sub-Adviser with minutes of meetings of the trustees of the Trust applicable to the Series to the extent they may affect the duties of the Sub-Adviser, and with copies of any financial statements or reports made by the Series to its shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

3.	Custodian.  The Manager shall provide the Sub-Adviser with a copy of the Series' agreement with the custodian designated to hold the assets of the Series (the "Custodian") and any modifications thereto (the "Custody Agreement"), copies of such modifications to be provided to the Sub-Adviser a reasonable time in advance of the effectiveness of such modifications. The assets of the Series shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is required by and taken in reliance upon instructions given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instructions under the Custody Agreement. Any assets added to the Series shall be delivered directly to the Custodian.

4.	Expenses.  Except for expenses specifically assumed or agreed to be paid by the Sub-Adviser pursuant hereto, the Sub-Adviser shall not be liable for any expenses of the Manager or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Series, and (c) custodian fees and expenses.
The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

5.	Purchase and Sale of Assets.  Absent instructions from the
Manager to the contrary, the Sub-Adviser shall place all orders for the purchase and sale of securities for the Series with brokers or dealers selected by the Sub-Adviser, which may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rule 17e-1 under the 1940 Act in all respects. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Adviser. The Sub-Adviser shall use its best efforts to obtain execution of transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Adviser may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Series and/or other accounts serviced by the Sub-Adviser. To the extent consistent with applicable law, the Sub-Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination with respect to brokerage and research services or products may be viewed in terms of either that particular transaction or the overall responsibilities that the Sub-Adviser and its affiliates have with respect to the Series or to accounts over which they exercise investment discretion.
Not all such services or products need be used by the Sub-Adviser in managing the Series.

6.	Compensation of the Sub-Adviser.  As full compensation for
all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Manager shall pay the Sub-Adviser compensation at the annual rate of 0.70% of the first $200 million of the Series' average daily net assets, 0.65% of the next $100 million of such assets and 0.60% of such assets in excess of $300 million. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Management Agreement. The Manager may from time to time waive the compensation it is entitled to receive from the Trust; however, any such waiver will have no effect on the Manager's obligation to pay the Sub-Adviser the compensation provided for herein.

7.	Non-Exclusivity.  The Manager and the Series agree that the
services of the Sub-Adviser are not to be deemed exclusive and that the Sub-Adviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Sub-Adviser and the Manager may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Sub-Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Sub-Adviser of its duties and obligations under this Agreement. The Manager and the Series recognize and agree that the Sub-Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Series. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager.

8.	Liability.  Except as may otherwise be provided by the 1940
Act or other federal securities laws, neither the Sub-Adviser nor any of its officers, directors, employees or agents (the "Indemnified Parties") shall be subject to any liability to the Manager, the Trust, the Series or any shareholder of the Series for any error of judgment, any mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties or by reason of reckless disregard by the Sub-Adviser of its obligations and duties.

9.	Effective Date and Termination.  This Agreement shall become effective as of the date of its execution, and
a.	unless otherwise terminated, this Agreement shall
continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

b.	this Agreement may at any time be terminated on sixty
days' written notice to the Sub-Adviser by the Manager, by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series; and

c.	this Agreement shall automatically terminate in the
event of its assignment.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty.

10.	Amendment.  This Agreement may be amended at any time by
mutual consent of the Manager and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

11.	Certain Definitions.  For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities,"
"interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

12.	General.
a.	If any term or provision of this Agreement or the
application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

b.	This Agreement shall be governed by and interpreted in
accordance with the laws of the Commonwealth of Massachusetts.


UNDISCOVERED MANAGERS, LLC

By: /s/ Mark P. Hurley
   Mark P. Hurley
   Chairman and CEO


BAY ISLE FINANCIAL LLC

By: /s/William Schaff
   William Schaff
   President